CONSULTING AGREEMENT

November 15, 2018

Stuart Scheinman

Globe Photos, Inc.

6445 South Tenaya Dr.

Suite B-130

Las Vegas, Nevada 89113

Dear Mr. Scheinman:

This will confirm our understanding of the arrangements made with Globe Photos, Inc. covering the consulting services TD Ventures, LLC ("TDV") will perform for Globe Photos, Inc (the "Company"), beginning November 15, 2018.

Daniel (Tucker) Diedwardo, Owner of TDV, is to serve as Chief Operating Officer ("COO") and will report directly to Mr. Stuart Scheinman and the board of directors, as appropriate. In this role, Mr. DiEdwardo will have the responsibilities and authorities normally assigned to the office of the COO and as granted by the Company's Board of Directors. In the event the Parties agree to a change in the scope of the services, this agreement will be amended accordingly. You acknowledge that any change in scope or timeline may result in a change in compensation.

In consideration of Mr. DiEdwardo agreeing to act as your Interim COO, you will provide him indemnification to the fullest extent permitted by the Company's by-laws and Nevada law. The Company must also obtain and maintain insurance to cover its officers and the Company agrees to include Mr.

DiEdwardo under this policy.

The fee for the COO engagement will be $7,000 per month. As part of your team for the past three-and one-half years and in recognition of COO services since joining the Company, TDV is granted the option to purchase 5,250,000 Warrants of the Company's Common Stock, $0.0001 par value under the Company's 2018 Incentive Plan at an exercise price of $0.05 per share. The 5,250,000 will be 100% vested on the date issued and exercisable on the day following with the warrants expiring Ten (10) years from the date of vesting.

The Company understands that Mr. DiEdwardo may provide consulting services to other companies, including COO services, and will may not be able to devote all his time to the operations and demands of the Company and conflicts of interest may arise. As a result, the Company understands that it will be required to disclose these facts to the public and further understands that these conflicts have the potential to have a material adverse effect on the business.

Compensation is based on the Company's current position as of the date of this letter, anticipated cooperation from your personnel, timely responses to inquires; timely communication of all significant operational matters and the assumption unexpected circumstances will not be encountered during the engagement.

This agreement may be terminated by either party at any time with or without cause by giving written notice to the other party of at least ninety (90) days.

TDV retains the right to suspend or terminate service in the event of nonpayment. Services will not be resumed until your account is paid as agreed. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed.

TDV appreciates the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know.

If you agree with the terms of our engagement as described in this letter, please sign and return the letter to us.

Best Regards,

/s/ Tucker DiEdwardo

Tucker DiEdwardo,

TD Ventures

Agreed to by:

/s/ Stuart Scheinman

Stuart Scheinman,CEO

Globe Photos, Inc.

November 15, 2018

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